News Bulletin

For Further Information:
2200 West Parkway Boulevard	Richard Putnam
Salt Lake City, Utah 84119-2331	Investor Relations
www.franklincovey.com	(801) 817-1776

FRANKLINCOVEY ANNOUNCES
FOURTH QUARTER AND
FISCAL 2006 YEAR-END OPERATING RESULTS

Salt Lake City, Utah - November 14, 2006 -- FranklinCovey (NYSE: FC) today announced financial results for its fiscal year and fourth quarter ended August 31, 2006. For the fiscal year ended August 31, 2006, the Company reported a $5.6 million improvement in operating results with operating income of $14.0 million compared to an $8.4 million income from operations in fiscal 2005. For the fiscal year ended August 31, 2006, the Company reported an $18.4 million improvement in net income with $28.6 million of net income before preferred stock dividends ($1.18 earnings per diluted common share, after accounting for preferred stock dividends) compared to $10.2 million of net income before preferred stock dividends ($.34 loss per common share, after accounting for preferred dividends and recapitalization valuation non-cash charge) for the fiscal year 2005. Net income for the fiscal year ended August 31, 2006 included an income tax benefit of $14.9 million primarily from a reversal of a valuation allowance established in prior years against net deferred income tax assets.

The $5.6 million improvement in operating results for fiscal 2006 compared to fiscal 2005 is comprised of the following: (1) a $4.9 million decrease in sales, much more than 100% of which was due to closed stores, combined with an improved gross margin (60.1 % compared to 59.5%) resulting in a net $1.3 million year-over-year decrease in gross margin, (2) a $3.6 million decrease in selling, general and administrative costs, and (3) a $3.3 million reduction in depreciation and amortization expense.

For the fourth quarter ended August 31, 2006, the Company reported an improvement of $1.8 million in its operating results, with $0.7 million of operating income compared to a loss from operations of $1.0 million for the comparable quarter of the prior year. FranklinCovey also reported an improvement in its net results with $15.1 million of net income before preferred stock dividends ($0.70 earnings per diluted common share, after accounting for preferred stock dividends) for the fourth quarter ended August 31, 2006, compared to a $1.5 million net loss before preferred stock dividends ($.16 per common share loss, after accounting for preferred stock dividends) for the same quarter of the prior year. The fourth quarter net income included a $14.7 million tax benefit primarily from the reversal of the valuation allowance described above.

The year-over-year improvement in the operating results for the quarter is comprised of the following: (1) a $1.5 million decrease in sales, more than 100% of which was due to closed stores, resulting in a net $0.3 million year-over-year decrease in gross margin, (2) a $1.5 million decrease in selling, general and administrative costs, and (3) a $0.6 million reduction in depreciation and amortization expense.

The Company provided the following details underlying the continued improvement in its operating results during the fourth quarter and full year of fiscal 2006.

Revenues: Organizational Solutions Business Unit (OSBU) sales for the year were $127.8 million, a 4% increase compared to $122.9 million for fiscal year 2005. Sales in the OSBU for the fourth quarter of fiscal 2006 grew by 5% to $34.9 million, compared to $33.4 million for the same quarter last year. International sales during the quarter were up 3% while domestic sales grew by 6%.

Sales from the Consumer Solutions Business Unit (CSBU) for the fiscal year were $150.8 million compared to $160.7 million for fiscal year 2005 with store closures accounting for more than 100 percent of the decline with an impact of $12.4 million on total sales. CSBU sales for the fourth quarter ended August 31, 2006 declined to $29.8 million compared to $32.7 million for the same quarter last year, primarily a result of stores closures during the year. Comparable store sales increased 1% during the quarter compared to the same quarter last year. Consumer direct sales declined less than 1% during the fourth quarter to $13.4 million compared to $13.5 million for the same quarter last year. Wholesale revenues were $2.6 million during the quarter compared to $3.6 million for the same quarter of the prior year. Other CSBU sales increased by $0.1 million to $1.3 million compared to $1.2 million for the same quarter last year.

Selling, general and administrative expenses: Selling, general and administrative expenses (SG&A) declined by $3.6 million for the year ended August 31, 2006, compared to fiscal year 2005. SG&A decreased to $35.9 million during the fourth quarter of fiscal year 2006 compared to $37.3 million for the fourth quarter of fiscal 2005. The decreases were a result of closed retail stores and continued efforts to reduce operating costs.

Depreciation and amortization: Depreciation and amortization expenses (D&A) continued to decline during the fiscal year 2005 and fourth quarter, reflecting lower, more focused and better-managed capital expenditures and the effect of certain assets becoming fully depreciated and store closures. The Company reported declines of $3.3 million and $0.6 million in D&A during the fiscal year and fourth quarter ended August 31, 2006, respectively, compared to the same periods of the prior year.

Liquidity: The Company had $30.6 million in cash and cash equivalents at August 31, 2006. During fiscal 2006, the Company redeemed $20.0 million of its outstanding Series A Preferred Stock and purchased $5.1 million or 0.7 million shares of its Common Stock during fiscal 2006 under a plan that was approved by the Board of Directors in January 2006.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include more than 90 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, retail stores, and www.franklincovey.com . Nearly 1,500 FranklinCovey associates provide professional services and products to clients in more than 130 countries.

FRANKLIN COVEY CO.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
( in thousands, except per share amounts )

	Fiscal Year Ended		Quarter Ended
	August 31,		August 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Net sales	$278,623	$283,542	$64,657	$66,128

Cost of sales	111,238	114,847	26,144	27,352

Gross profit	167,385	168,695	38,513	38,776

Selling, general and administrative	144,747	148,305	35,862	37,342
Depreciation	4,779	7,774	1,016	1,428
Amortization	3,813	4,173	902	1,043
Income (loss) from operations	14,046	8,443	733	(1,037)

Interest expense and other, net	(415)	658	(275)	(340)
Income (loss) before income taxes	13,631	9,101	458	(1,377)

Income tax (provision) benefit	14,942	1,085	14,650	(117)
Net income (loss)	28,573	10,186	15,108	(1,494)

Preferred dividends	(4,385)	(8,270)	(933)	(1,719)
Loss on recapitalization of preferred stock		(7,753)
Net income (loss) available to common shareholders	$24,188	$(5,837)	$14,175	$(3,213)

Income (loss) per share available to common shareholders:
Basic	$1.20	$(0.34)	$0.71	$(0.16)
Diluted	$1.18	$(0.34)	$0.70	$(0.16)

Weighted average number of common and common share equivalents:
Basic	20,134	19,949	19,883	20,264
Diluted	20,554	19,949	20,206	20,264

Sales Detail:
Retail Stores	$62,440	$74,331	$12,440	$14,445
Consumer Direct	63,681	62,873	13,389	13,484
Wholesale	19,783	19,691	2,635	3,584
Other	4,910	3,757	1,288	1,216
Total CSBU Sales	150,814	160,652	29,752	32,729

Domestic	71,108	68,816	21,685	20,513
International	56,701	54,074	13,220	12,886
Total OSBU Sales	127,809	122,890	34,905	33,399
Total Net Sales	$278,623	$283,542	$64,657	$66,128